Exhibit 99.1

The Necessity Retail REIT Expected to COMPLETE OVER $400

MILLION DISPOSITIONS IN 2022, INCLUDING $74 MILLION IN FOURTH QUARTER

Leases Over Two Million Square Feet in 2022

NEW YORK – December 21, 2022 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL” or the “Company”) announced today that it has closed on four property sales for $1.6 million and it expects to close on four additional property sales for $72.8 million in the fourth quarter of 2022. For the year ended December 31, 2022, RTL will have disposed of 27 properties for a total contract sales price of $405.4 million, including the four properties expected to close by year end.

Additionally, the Company also announced that it signed over two million square feet of new and renewal leases in its multi-tenant segment in 2022.

“Our dispositions this year demonstrate our strong strategic execution following the $1.3 billion open-air shopping center acquisition we completed earlier this year and, along with robust leasing activity, further strengthened our Necessity Retail focused portfolio,” said Michael Weil, CEO of RTL. “The net proceeds generated by the fourth quarter asset sales will be available and may be used for debt repayment. We expect to close on additional dispositions in our pipeline in early 2023. We believe in the long-term strength of retail in the US and that brick-and-mortar stores will continue to play a critical role in the industry.”

About The Necessity Retail REIT - Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused on “Where America Shops”. RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words "may," "will," "seeks," "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "should" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of RTL's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on RTL, RTL's tenants and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of RTL's Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in RTL's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and RTL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063